                                                                   Exhibit 99(n)

                                                                         ENTERED
                                                                     APR 05 1999
                                                                  CLERK'S OFFICE
                                                           U.S. BANKRUPTCY COURT
                                                            DISTRICT OF MARYLAND

                                                                       GREENBELT
                                                            [STAMP OF THE COURT]

                      IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF MARYLAND
                              (Greenbelt Division)

                                        *

In re:                                  *

CRIIMI MAE INC., et al.,                *             98-2-3ll5-DK
                 -- ---                               (Chapter 11)
              Debtors.                  *             (Jointly Administered)

                                        *

               * * * * * * * * * * * * * * * * * * * * * * * * * *


                          STIPULATION AND CONSENT ORDER
                             REGARDING MORTGAGE LOAN
              ORIGINATION AGREEMENT WITH CITICORP REAL ESTATE. INC.

          Upon the consent of CRIIMI MAE Inc. (the "DEBTOR" or "CMI"), Citicorp Real Estate, Inc. ("CREI"), and the Official Committee of Unsecured Creditors of CMI (the "UNSECURED COMMITTEE") to the limited relief set forth in this Stipulation and Order and upon the stipulation by CREI, the Debtor and the Unsecured Committee, the Court finds that:

          A. Proper notice hereof has been given to the United States Trustee, the Official Committee of Equity Security Holders of CMI (the "EQUITY COMMITTEE") and the other necessary parties pursuant to Fed. R. Bankr. P. 2002.

          B. As of the date the Debtor filed its petition for relief herein, October 5, 1998, the Debtor and CREI were parties to an Amended and Restated Mortgage Loan Origination and Disposition Agreement dated as of May l, 1998 (the "Origination Agreement"), pursuant to which CMI originated loans funded by CREI with the goal of securitizing the loans. Certain loans that were originated under the Origination Agreement but which are still held by CREI and which have not been included in any securitization are listed on Exhibit A to this Stipulation and Order (the "LOANS"). In accordance with the Origination Agreement, concurrently with the funding of each Loan, CMI deposited with CREI certain reserve amounts in certain reserve accounts (the "RESERVE AMOUNT"), with any entitlements to interest thereon, for purposes of the settlement set forth herein, to be consistent with Paragraph 9 hereof. As of September 30, 1998, the aggregate Reserve Amount was $31,564,412.30.

          C. A non-debtor affiliate of CMI, CRIIMI MAE Services Limited Partnership ("CMSLP"), services the Loans pursuant to that certain CitiMae Commercial Servicer Contract effective as of July 22, 1996, as supplemented by a Supplemental Agreement, dated as of July 22, 1996 (collectively, the "Servicing Agreement") and the CitiMae Commercial Sellers'/Servicers' Guide for Commercial Real Estate Loans (the "Guide").

          D. There exist a number of claims and disputed issues between CMI, CREI and CMSLP. After extensive negotiations, CMI, CREI and CMSLP have agreed to the terms of this Stipulation and Order.

          E. CMI, CMSLP and CREI agree that the intent and purpose of this Stipulation and Order is to sell the Loans in a commercially reasonable manner pursuant to and in accordance with the terms and conditions of this Stipulation and Order.

          NOW, THEREFORE, it is hereby ORDERED that:

          l. EFFECTIVE DATE. The terms of this Stipulation and Order shall be effective upon entry of this order by the Court (the "Effective Date").

          2. SALE PROCESS. CREI will have the right upon the Effective Date to sell the Loans pursuant to and in accordance with the terms and conditions of this Stipulation and Order (the "SALE PROCESS"). CREI and CMI agree that (i) CREI may engage Secured Capital Corp. or such other entity mutually acceptable to CREI, CMI and the Unsecured Committee (the "Sales Agent") on commercially reasonable terms satisfactory to CREI to market and arrange a sale of the Loans on commercially reasonable terms and consistent with this Stipulation and Order, and (ii) the Sales Agent may sell the Loans to multiple purchasers, provided that all the Loans are sold. CMI, the Unsecured Committee, the Equity Committee and CREI may, however, by written agreement permit the Sales Agent to sell less than all of the Loans.

          3. CREI. CMI AND CMSLP COOPERATION IN THE SALE PROCESS. CMI, CRE and CMSLP shall cooperate with the Sales Agent throughout the Sale Process and use their best efforts to facilitate the sale of the Loans. CREI, CMI and CMSLP will consult with each other throughout the Sale Process and provide any and all necessary documents, information and other assistance as reasonably requested by the Sales Agent or any prospective purchaser. During the period that this Stipulation and Order remains in effect, CMSLP shall continue to service the Loans in accordance with the terms, standards and requirements set forth in the Servicing Agreement and Guide, and shall receive the compensation as set forth in the Origination Agreement. The Loans shall be sold servicing released. Specifically, if the Loans are sold, the servicing rights shall be released to the respective purchasers upon the closing of the sales of such Loans. Within ten (10) business days following the Effective Date, CMSLP shall provide servicing termination letters to an escrow agent mutually agreed upon by CREI and CMI, which escrow agent shall be directed to release such letters immediately to the borrowers under the Loans after receipt of written notice from CREI (copies of which notice shall be simultaneously provided to counsel for CMI and the Unsecured Committee by facsimile transmission) of the occurrence of the sale of the Loans. Additionally, during the Sale Process, CMSLP shall provide reports as required by the Servicing Agreement and Guide and as reasonably requested by the Sales Agent and any prospective purchaser.

          4. CMI INVOLVEMENT IN SALE PROCESS. CREI shall consult with CMI and the financial advisors to the Unsecured Committee and the Equity Committee throughout the Sale Process. The financial advisors to the Unsecured Committee and the Equity Committee will not interfere with the Sale Process and will use the information received from CREI only for the purpose of this Stipulation and Order.

          5. RESERVE PRICE. Upon the Effective Date, CREI shall have the right to sell the Loans at such prices as CREI may reasonably deem satisfactory as long as such prices meet or exceed the Minimum Proceeds set forth in Paragraph 6 of this Stipulation and Order. The Sale Process shall be conducted in a commercially reasonable manner.

          6. MINIMUM PROCEEDS OF SALE. It is understood and agreed that, unless a proposed sale is otherwise approved in writing by CMI, the Unsecured Committee and the Equity Committee, no sale of the Loans shall be permitted hereunder if the net proceeds of sale plus the Reserve Amount (including the Interest Credit as defined in Paragraph 9 below) allocated in accordance with the provisions of Paragraph 7 hereof do not result in a payment to CMI of at least $3,500,000.00 (Three Million, Five Hundred Thousand Dollars) (the "MINIMUM

PROCEEDS"), unless such requirement is waived by CMI, the Unsecured Committee and the Equity Committee.

          7. ALLOCATION OF PROCEEDS OF SALE OF THE LOANS. The proceeds from (a) the sale of the Loans, plus (b) the Reserve Amount (plus the Interest Credit, as defined in Paragraph 9 below) and (c) Hedge Profits (as defined below), (collectively, the "Total Proceeds") if any, will be allocated as follows:

             (a) FIRST, to CREI (i) 100% of the accrued and unpaid interest and principal balance of the Loans, as reconciled in connection with such sale, plus (ii) an Exit Fee equal to
                    37.5 basis points of the aggregate unpaid principal balance of the Loans, plus (iii) an agreed upon third party sales fee (capped at $l,500,000) plus (iv) costs and expenses (capped at $375,000), including the Thacher Proffitt & Wood invoice dated December 23, 1998), plus (v) Hedge Losses (if any) (as defined below);

             (b)    SECOND, to CMI in an amount not to exceed $6,000,000;

             (c) THIRD, the next $3,000,000 of the Total Proceeds to be paid 15% to CREI and 85% to CMI (after payment of (a) and (b)); and

             (d) FOURTH, the remainder, if any, of the Total Proceeds (after payment of (a), (b)and (c)) to be paid 20% to CREI and 80% to CMI.

          8. HEDGE PROFITS OR LOSSES. CREI shall consult with CMI and the Unsecured Committee regarding general hedging strategies with respect to the Loans. CREI may, after prior notification to CMI and the Unsecured Committee, determine and implement interest rate hedging strategies for the Loans, and shall provide CMI and the Unsecured Committee with a record of hedging transactions promptly upon request.

          The terms "Hedge Losses" or "Hedge Profits" shall mean profits or losses from such hedging activities, through the sale date for the Loans sold pursuant to the provisions of this Stipulation and Order.

          9. INTEREST ON RESERVE AMOUNT. Solely for the purpose of this Stipulation and Order, CREI agrees to credit the Reserve Amount with an amount equal to interest as if it had been accruing on the Reserve Amount at the rate from time to time earned on interest bearing deposit accounts (currently, 3.85% per annum) from October l, 1998 through the closing of the sale of the Loans pursuant to this Stipulation and Order (the "Interest Credit"); PROVIDED, HOWEVER, that the Interest Credit shall be applied only in the event the Loans are actually sold. In the event that the Loans are not sold, nothing in this Stipulation and Order shall be deemed to be a waiver of or limitation on any party's right to assert a claim for interest on the Reserve Amount notwithstanding that the Loans were not actually sold; PROVIDED, HOWEVER, that if less than all of the Loans are sold (by agreement of the parties as set forth in Paragraph 2 hereof), nothing in this Stipulation and Order shall be deemed to be a waiver of or limitation on any party's right to assert a claim for interest on the Reserve Amount (on a pro rata basis) as to the Loans not actually sold.

          10. DOCUMENTATION OF SALE OF LOANS. CREI and CMI shall execute all documents reasonably necessary and proper in connection with the sale of the Loans including, but not limited to, a purchase and sale agreement, and related assignments of loan documents and CMSLP servicing rights. CREI, CMI and CMSLP agree that in order to facilitate the sale of the Loans, each such party shall provide the prospective purchaser, respectively, with such customary and appropriate representations and warranties as may be reasonably requested from each such party.

          11. DISMISSAL AND RELEASES. If sales are consummated for the Loans consistent with the terms of this Stipulation and Order, CREI (and its partners, affiliates, officers, directors, employees, agents, and successors and assigns) will be released by CMI and CMSLP

(and their respective partners, affiliates, officers, directors, employees, agents, successors and assigns) from any and all claims asserted or which could have been asserted as to the Loans, the Origination Agreement, the Servicing Agreement, the guaranty by CMI of CMSLP's obligations under the Servicing Agreement (the "GUARANTY") and the Guide, and CMI and CMSLP (and their respective partners, affiliates, officers, directors, employees, agents, successors and assigns) will be released by CREI (and its partners, affiliates, officers, directors, employees, agents, successors and assigns) from any and all claims asserted or which could have been asserted as to the Loans, the Origination Agreement, the Servicing Agreement, the Guaranty and the Guide, irrespective of the legal theories underlying such claims, including any theory that the Loans were sold in a commercially unreasonable manner. CREI, CMI and CMSLP specifically reserve all rights each may have against the other with respect to any other matter not related to the Loans, the Origination Agreement, the Servicing Agreement, the Guaranty or the Guide. If less than all of the Loans are sold (by agreement of the parties as set forth in Paragraph 2 hereof), any and all claims asserted or which could have been asserted, irrespective of the legal theories underlying such claims (including any theory that the Loans were sold in a commercially unreasonable manner), as to the Loans, the Origination Agreement, the Servicing Agreement, the Guaranty and the Guide will be released as to those Loans sold consistent with the terms of this Stipulation and Order, and preserved in all respects as to any and all unsold Loans.

          12. TERMINATION EVENTS.

              (a) This Stipulation and Order shall terminate (unless waived by CREI) upon the earliest to occur of the following events (each a "Termination Event"):

              (i) The conversion of CMI's chapter II case to a case under chapter 7 of the Bankruptcy Code; (ii) the appointment in CMI's chapter 11 case of a chapter 11 trustee or an examiner with expanded powers; (iii) failure to obtain entry of this Stipulation and Order on or before April 5, 1999; and (iv) a declaration by CREI that in its good faith judgment a material adverse change or disruption in financial, banking or capital markets or in the regulatory environment makes it advisable to sell the Loans (a "MAC Declaration"). CREI agrees to notify in writing each of CMI, the Unsecured Committee and the Equity Committee of a MAC Declaration and agrees to take no steps to effectuate a sale of the Loans for one business day following the service by facsimile transmission to counsel for the aforementioned parties. CREI, and only CREI, has the right to waive the occurrence of any Termination Event and continue with the Sale Process.

              (b) In the event that, after the receipt of all final bids submitted by potential purchasers in connection with an auction sale of the Loans conducted by the Sales Agent, such auction fails to yield sufficient Total Proceeds to satisfy in full the amounts due CREI pursuant to Paragraph 7(a) hereof, CREI shall be entitled to (i) terminate this Stipulation and Order (an "Other Termination Event") or (ii) continue with the Sale Process. CREI agrees to notify in writing by facsimile transmission counsel for each of CMI, the Unsecured Committee and the Equity Committee of the occurrence of an Other Termination Event, which notice shall be effective one business day following the service of such notice.

          13. EFFECT OF TERMINATION. Upon the occurrence of an unwaived Termination Event or Other Termination Event, the parties shall be deemed to have reverted NUNC PRO TUNC to their respective status as of the date and time immediately prior to the execution of this Stipulation and Order and they shall be entitled to proceed in all respects as if this Stipulation and Order had not been executed and without prejudice in any way as a result of the negotiation, facts or terms of this Stipulation and Order. In addition, CREI shall immediately instruct the escrow agent to return the servicing termination letters to CMSLP.

          14. BINDING EFFECT. The terms and provisions of this Stipulation and Order shall be binding upon all parties in interest including the Unsecured Committee and the Equity Committee.

          15. SETTLEMENT AGREEMENT NOT ADMISSION. This Stipulation and Order and its respective provisions, whether or not consummated, and any negotiations, statements, proceedings or agreements relating to the Stipulation and Order, are not and shall not in any event be construed as, offered in evidence as or received in evidence as a presumption, concession or an admission of the truth of any fact alleged or the validity of any claim that has been or could have been asserted in a judicial proceeding or of the deficiency of any defense that has been, could have been, or in the future might be asserted in a judicial proceeding, or of any liability, fault, wrongdoing or otherwise.

          16. CORE PROCEEDING. The consideration by the Court of this Stipulation and Order is a "core" proceeding within the meaning of 28 U.S.C. ss.
157. This Stipulation and Order is a final order of the Bankruptcy Court, immediately appealable and valid and fully effective upon its entry.

          17. CONSTRUCTION. The captions in this Stipulation and Order are for convenience of reference only and shall not affect the construction or interpretation of any of the provisions hereof.

          18. CMI AND UNSECURED COMMITTEE STIPULATION. The effectiveness of this Stipulation and Order is subject to the entry of an order of this Court approving a consensual stipulation and order between CMI and the Unsecured Committee with respect to the disposition of the proceeds of sale allocated CMI hereunder.

          Let the Clerk forward copies of this Stipulation and Order to counsel whose names and addresses appear below SO ORDERED this 2nd day of April, 1999

                                            /s/ Duncan W. Keir
                                            -----------------------------------
                                            DUNCAN W. KEIR
                                            United States Bankruptcy Judge

CONSENTED AND AGREED TO:

/s/ Richard L. Wasserman                    /s/ Troy C. Swanson
----------------------------------          -----------------------------------
Richard L. Wasserman, Esquire               Troy C. Swanson, Esq.
(Federal Bar No. 02784)                     (Federal Bar No. 05806)
Gregory A. Cross, Esquire                   Kincaid, Cohen & Swanson, P.C.
(Federal Bar No. 04571-(3)                  800 North Charles Street
Venable, Baetjer and Howard, LLP            Suite 400
1800 Mercantile Bank & Trust Bldg.          Baltimore, Maryland 21201
2 Hopkins Plaza                             (410) 783-6092
Baltimore, Maryland 21201
(410) 244-7400
                                            -and-

Co-Counsel for CRIIMI MAE Inc.              /s/ Judy G. Z. Liu
                                            -----------------------------------
                                            Harvey R. Miller, Esq.
                                            Greg A. Danilow, Esq.
                                            Judy G. Liu, Esq.
/s/ Daniel M. Lewis                         Stephen A. Radin, Esq.
------------------------                    Weil, Gotshal & Manges LLP
Daniel M. Lewis, Esquire                    767 Fifth Avenue
Michael Bernstein, Esquire                  New York, New York  10153
Arnold & Porter                             (212) 310-8000
555 Twelfth Street, N.W.
Washington, D.C. 20044
(202) 942-5661                              Counsel for Citicorp Real
                                              Estate, Inc.
Counsel for the Official Unsecured
Creditors Committee


----------------------------------

CRIIMI MAE Services
Limited Partnership, By Criimi Mae Services, Inc.,
Its General Partner

By:      /s/ David B. Iannarone/KMB
         --------------------------
         Title: Senior Vice President/General Counsel
                        cc:      Richard L. Wasserman, Esquire
                                 Venable, Baetjer and Howard, LLP
                                 1800 Mercantile Bank & Trust Bldg.
                                 2 Hopkins Plaza
                                 Baltimore, Maryland 21201

                                 Judy G.Z. Liu, Esquire
                                 Weil, Gotshal & Manges LLP
                                 767 Fifth Avenue
                                 New York, New York 10153

                                 Troy C. Swanson, Esquire
                                 Kincaid, Cohen & Swanson, P.C.
                                 The Park Plaza
                                 800 North Charles Street
                                 Suite 400
                                 Baltimore, Maryland 21201

                                 Daniel M. Lewis, Esquire
                                 Arnold & Porter
                                 555 Twelfth Street, N.W.
                                 Washington, D.C. 20004

                                 Michael St. Patrick Baxter, Esquire
                                 Covington and Burling
                                 1201 Pennsylvania Avenue, N.W.
                                 Washington, D.C. 20044

                                 Clifford J. White, III. Esquire
                                 Assistant U.S. Trustee
                                 Office of U.S. Trustee
                                 6305 Ivy Lane, Suite 600
                                 Greenbelt, Maryland 20770

                                    EXHIBIT A

                         [FILED WITH COURT UNDER SEAL.]